EXHIBIT 2
To Shareholders in the United States
The exchange offer or business combination referred to in this document is made for the securities of a foreign company. The offer is subjected to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its offices and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

[Translation]
February 24, 2011
To whom it may concern,

Company Name	Sumitomo Corporation
President Name	Susumu Kato
President and CEO
(Code: 8053, First Section of Tokyo Stock Exchange)
Inquiries	Hisakazu Suzuki
General Manager
Corporate Communications Dept.
(TEL. +81-3-5166-3100)
Company Name	Sumisho Computer Systems Corporation
President Name	Nobuhide Nakaido
Chairman and CEO
(Code: 9719, First Section of Tokyo Stock Exchange)
Inquiries	Nobuhiro Mitsuishi
General Manager,
Corporate Communications & Investor Relations Div.
(TEL. +81-3-5166-1150)
Notice Regarding the Commencement of a Tender Offer of the Shares, etc. of CSK Corporation
     Sumitomo Corporation (“Sumitomo”) and Sumisho Computer Systems Corporation (“SCS”; Sumitomo and SCS are collectively referred to as the “Tender Offerors”) hereby announce that at the Board of Directors Meeting of the companies held on February 24, 2011, each company has approved resolutions to acquire Shares, etc. of CSK Corporation (Code: 9737; First Section of Tokyo Stock Exchange; “CSK” or the “Target Company”) through a tender offer (the “Tender Offer”) as follows:
1.      Objective of the Tender Offer
(1)	Overview of the Tender Offer
     The Tender Offerors approved resolutions at each of their respective Board of Directors Meetings held on February 24, 2011 to jointly undertake the Tender Offer for the purpose of acquiring the common shares (the “Common Shares Tendered by ACAI”) (69,457,300 shares consisting of the common shares of the Target Company held as of February 24, 2011 (45,457,300 shares) and the common shares of the Target Company to be delivered upon exercising the Sixth Series Stock Acquisition Rights (as defined below; 24,000,000 shares)), Class F Preferred Shares (as defined below; 5,000 shares) and the Seventh Series Stock Acquisition Rights (as defined below; 240,000 rights) of the Target Company owned by Godo Kaisha ACA Investments (“ACAI”) (collectively, the “Shares, etc. Tendered by ACAI”). The commencement of the Tender Offer is subject to the conditions set forth in the Tender Offer Agreement (as defined below) such as there being no material breach of the representations and warranties and obligations under the Tender Offer Agreement by

ACAI and no event or condition occurring that has a material adverse effect on the financial conditions, business results or cash flow of the Target Company or its material subsidiaries.
     Sumitomo has decided to jointly acquire the Shares, etc. Tendered by ACAI to improve its corporate value by increasing its competitiveness in the IT services industry, which is a strategic industry sector, and to further advance the informational infrastructure of the Sumitomo Group, by strengthening the business base of its subsidiary, SCS. SCS has decided to jointly acquire the Shares, etc. Tendered by ACAI to increase its corporate value by becoming a leading company in the IT services industry through the merger of SCS with the Target Company, a company listed on the first section of the market of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”), scheduled to occur after the completion of the Tender Offer (the “Merger”).
     In addition, SCS and the Target Company have entered into a Merger Agreement dated February 24, 2011 (the “Merger Agreement”) and an Integration Agreement dated February 24, 2011 (the “Integration Agreement”). Please note that the Merger is subject to certain conditions such as the completion of the Tender Offer. With respect to the contents of the Merger Agreement, please see “(5) The Merger Following the Tender Offer” below and the press release of SCS and the Target Company “Notice Regarding Sumisho Computer Systems Corporation and CSK Corporation Entering into a Merger Agreement” dated February 24, 2011.
The classes of Shares, etc. to be tendered through the Tender Offer are as follows:
(a)	Common Shares

(b)	Preferred Shares
     The class F preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class F Preferred Shares”).
(c)	Stock Acquisition Rights
(i)	The sixth series stock acquisition rights issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (the “Sixth Series Stock Acquisition Rights”).

(ii)	The seventh series stock acquisition rights issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (the “Seventh Series Stock Acquisition Rights”; together with the Sixth Series Stock Acquisition Rights, the “Stock Acquisition Rights”).
(d)	Convertible Bonds
(i)	The euro yen convertible bonds due 2011 issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on August 18, 2003 (the “Euro Yen Convertible Bonds Due 2011”).

(ii)	The CSK Corporation 130% call option attached unsecured convertible type bonds with stock acquisition rights (seventh series) issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on July 11, 2006 (the “Seventh Series Unsecured Convertible Bonds”; together with the Euro Yen Convertible Bonds Due 2011, the “Convertible Bonds”).

(Note 1)	In addition to those listed above, the Target Company has issued the following:

(i)	15,000 class A preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class A Preferred Shares”).

(ii)	15,000 class B preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class B Preferred Shares”).

(iii)	5,000 class E preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class E Preferred Shares”).

(Note 2)	All of the issued Class A Preferred Shares and Class B Preferred Shares are held by four companies, The Sumitomo Trust and Banking Co., Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and Mizuho Corporate Bank, Ltd. The Tender Offerors have received, in writing, the consent of the aforementioned four companies for the Tender Offerors to not solicit the tendering or sale of these shares. Therefore, because they fall under Article 5, Clause 3(2) of the “Cabinet Office Order Regarding Disclosure of Tender Offers for Shares, etc. by Non-Issuers” (1990 Ministry of Finance Order No. 38, as amended; the “Cabinet Order”), which sets forth the Shares, etc. which may be excluded from the obligation to solicit all Shares, etc. pursuant to Article 27-2, Clause 5 of the Financial Instruments and Exchange Act (1948 Law No. 25, as amended; the “Law”) and Article 8, Clause 5(3) of the “Enforcement Order of the Financial Instruments and Exchange Act” (1965 Order No. 321, as amended; the “Order”), we will not solicit the tendering or sale of these shares in the Tender Offer.

(Note 3)	All of the issued Class E Preferred Shares are owned by ACAI. We have received, in writing, ACAI’s consent for the Tender Offerors to not solicit the tendering or sale of these shares. Therefore, because they fall under Article 5, Clause 3(2) of the Cabinet Order, which sets forth those Shares, etc. which may be excluded from the obligation to solicit all shares pursuant to Article 27-2, Clause 5 of the Law and Article 8, Clause 5(3) of the Order, we will not solicit the tendering or sale of these shares in the Tender Offer.

(Note 4)	The period to exercise the Sixth Series Stock Acquisition Rights ends on March 31, 2011, a date earlier than the settlement commencement date for the Tender Offer set forth in “2. Outline of the Tender Offer” — “(8) Method of Settlement” — “(b) Settlement Commencement Date” below, therefore we will not accept the tendering of Sixth Series Stock Acquisition Rights in the Tender Offer. ACAI owns all of the issued Sixth Series Stock Acquisition Rights, and as described in “(3) Matters Relating to the Determining of the Purchase Price in the Tender Offer and Important Agreements between the Tender Offerors and the Shareholders of Target Company in Connection with the Tendering in the Tender Offer” — “(d) Exercise by ACAI of Sixth Series Stock Acquisition Rights” below, is expected to exercise the Sixth Series Stock Acquisition Rights by the last date of the exercise period (March 31, 2011) and tender to the Tender Offer the common shares (24,000,000 shares) of the Target Company issued or transferred as a result of exercising such rights.
     Pursuant to the Tender Offer, the Tender Offerors intend to acquire the Shares, etc. Tendered by ACAI at the price agreed between the Tender Offerors and ACAI. As described above, the target of the Tender Offer does not include Class A Preferred Shares, Class B Preferred Shares and Class E Preferred Shares. Of the Shares, etc. Tendered by ACAI in the Tender Offer, Class F Preferred Shares will be purchased by SCS, while the Common Shares Tendered by ACAI and the Seventh Series Stock Acquisition Rights will be purchased by Sumitomo. In the event Sumitomo acquires the Seventh Series Stock Acquisition Rights through the Tender Offer, it plans to exercise all of the Seventh Series Stock Acquisition Rights before the effective date of the Merger.
     In the event there are tenders for the Shares, etc. other than those agreed to be tendered by ACAI, specifically, the common shares of the Target Company other than the Common Shares Tendered by ACAI, the Euro Yen Convertible Bonds Due 2011 and the Seventh Series Unsecured Convertible Bonds (collectively, the “Non-Tendered Shares”), Sumitomo will purchase such Shares, etc. The purchase price for the Tender Offer is, as described in “(3) Matters Relating to the Determining of the Purchase Price in the Tender Offer and Important Agreements between the Tender Offerors and the Shareholders of Target Company in Connection with the Tendering in the Tender Offer” — “(a) Purchase Price of the Tender Offer” below, a price agreed between the Tender Offerors and ACAI (provided, however, that the prices for each of the Euro Yen Convertible Bonds Due 2011 and the Seventh Series Unsecured Convertible Bonds are, so called parity price, which were determined based on such agreed purchase price of the common shares). The purchase price of the common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds were heavily discounted from the market price at the time before the decision concerning the Tender Offer (February 24, 2011), and the purchase price of the Euro Yen Convertible Bonds Due 2011 was heavily discounted from the face value, while its redemption date is September 2, 2011. As a result the Tender Offerors do not expect the Non-Tendered Shares to be tendered in the Tender Offer. In the event there are offers for Non-Tendered Shares, and it is decided necessary after comprehensively considering the ratio of the Shares, etc. held by the Tender Offerors after the undertaking of the Tender Offer as well as the capital policy of the Sumitomo Group and other factors, there is a possibility of SCS acquiring a part of Shares, etc. of Non-Tendered Shares from Sumitomo acquired through the Tender Offer, during the period between the end of the purchase period of the Tender Offer and until the effective date of the Merger. In such a case, the transfer price is expected to be the same price as the purchase price in the Tender Offer. However, the terms and conditions of the transfer, other than the transfer price, have not yet been determined as of today.
     In the Tender Offer, the number of Shares, etc. related to the Shares, etc. Tendered by ACAI (143,457,300 shares; in calculating this number of Shares, etc., one (1) Class F Preferred Share is counted as 10,000 common shares because after March of 2013, one (1) Class F Preferred Share shareholder has the right to request the delivery of 10,000 common shares (“Class F Preferred Shares Conversion Right”) and one (1) Seventh Series Stock Acquisition Right is counted as 100 common shares, because one (1) stock acquisition right is equal to 100 common shares) is set as the minimum number of Shares, etc. to be purchased. Therefore if the total number of tendered Shares, etc. does not reach 143,457,300 shares, the purchase of all tendered Shares, etc. will not be undertaken (because Class F Preferred Shares have a Class F Preferred Shares Conversion Right, in deciding the minimum number of Shares, etc. to be purchased, the total number of tendered Shares, etc. will be calculated assuming one (1) Class F Preferred Share is equivalent to 10,000 common shares; with respect to the Seventh Series Stock Acquisition Rights and the Convertible Bonds, the total number of tendered Shares, etc. will be calculated referencing the number of shares to which the rights will be converted into (for one (1) Seventh Series Stock Acquisition Right, 100 shares per right; for one (1) Euro Yen Convertible Bond Due 2011, 340.425 shares per right; and for one (1) Seventh Series Unsecured Convertible Bond, 355.012 shares per right)). The Tender Offerors entered into a Tender Offer Agreement dated February 24, 2011 with ACAI (the “Tender Offer Agreement”), pursuant to which ACAI has agreed to tender the Shares, etc. Tendered by ACAI in the Tender Offer. For details of the Tender Offer Agreement, please see “(3) Matters Relating to the Determining of the Purchase Price in the Tender Offer and Important Agreements between the Tender Offerors and the Shareholders of Target Company in Connection with the Tendering in the Tender Offer” below.
     According to the press release of the Target Company “Statement of Support In Connection with the Tender Offer of Our Company’s Shares, etc. by Sumitomo Corporation and Sumisho Computer Systems Corporation” issued on February 24, 2011 (the “Target Company Press Release”), the Target Company has carefully considered various terms regarding the Tender Offer and the Merger (the Tender Offer and the Merger are collectively referred to as the “Transaction”). As a result, the Target Company determined that the Transaction, including the Tender Offer, will contribute to maximize the Target Company’s corporate value and its Board of Directors Meeting held on February 24, 2011 passed a resolution approving its position in support of the Tender Offer and the execution of the Merger Agreement and the Integration Agreement. However, the Target Company did not request for a third party appraiser to assess the value of the shares in connection with the purchase price of the common shares of the Target Company in the

Tender Offer, thus it has not independently confirmed whether the purchase price in the Tender Offer reflects the fair value of the shares of the Target Company. In addition, according to the Target Company Press Release, since the purchase price is discounted from the market price of the common shares of the Target Company and the Target Company has not independently confirmed the purchase price as described above, the Target Company has decided to withhold its opinion regarding the adequacy of the purchase price in the Tender Offer, and instead, has left the decision whether to offer the Shares, etc. to the judgment of the shareholders, stock acquisition right holders and convertible bond holders.
(2)	Decision Making Process in Deciding to Undertake the Tender Offer and Management Policy after the Tender Offer
     Sumitomo is engaged in a wide variety of operations in the information services industry. In the IT services industry, however, it has placed its joint tender offeror, SCS, as a core business company, and has supported the management of SCS to achieve growth while respecting the independence of SCS.
     SCS is an information services provider established in 1969 as a subsidiary of Sumitomo. SCS was listed on the second section of the Tokyo Stock Exchange in 1989 and assigned to the first section of the Tokyo Stock Exchange in 1991. In August of 2005 it merged with another subsidiary of Sumitomo, Sumisho Electronic Co., Ltd., in order to expand its scope of operations. In addition, SCS entered into a basic agreement to form a business and capital alliance with the Target Company in September of 2009.
     The Target Company is a major independent information services provider established in 1968. The Target Company was listed on the second section of the Tokyo Stock Exchange in 1982 and assigned to the first section of the Tokyo Stock Exchange in 1985. According to the Target Company, in recent years, in addition to its main business as an information service provider, it has diversified its business by expanding into the securities and real estate business. However, the Target Company recorded substantial losses in its financial results for the fiscal year ended March 2009 due to the slump in the financial services business, including the real estate securitization business. Pursuant to the basic agreement entered into with Ant Corporate Advisory Inc. (currently ACA Inc.) in July of 2009, the Target Company increased its capital, and has been undertaking operational restructuring by returning to a focus on information services operations and withdrawing from the securities and real estate business. Currently, the Target Company has merged its core business into what was formerly a pure holding company, CSK Holdings Corporation, and is expanding its operational and profit base as CSK Corporation, an operating holding company.
     The information services industry in Japan is expected to slowly shift towards recovery with recent improvements in the financial results in corporations. However with the continuing opaqueness of the macro-economy, recovery is expected to be gradual. In addition, over the middle to long-term, the economy will undergo a transition from a period of growth to one of maturity; this trend is particularly true with respect to the domestic market. Furthermore, with the use of IT in all aspects of corporate activities, the variety and complexity of IT services have been increasing. At the same time, the needs of corporate clients for IT investments have shifted from IT investments aimed at reducing costs and improve results, to strategic IT investments aimed at improving productivity and gaining a competitive advantage. In addition, along with the increasing globalization of corporate activities, the corporate clients are strongly recommended to establish a globalized IT system.

     At the same time, there is increasing competition not only from domestic companies specializing in IT services, but also competition from IT hardware companies strengthening their IT services, as well as increased competition from countries such as India and China which are creating an ever more internationally competitive environment. In addition, the entire industry is on the verge of entering a new era; there is expected to be more activity involving the realignment of the entire industry to reflect these changes in the business and competition environments.
     With the aforementioned understanding of the market, Sumitomo believes it is necessary to further strengthen and expand the operational base of SCS, in the interest of increasing its involvement in the IT services industry which is a strategic business area, and further develop its informational infrastructure necessary for the Sumitomo Group to survive global competition.
     At the same time, SCS concluded through discussions with the Target Company following the execution of a basic agreement to form a business and capital alliance in September 2009, that concentrating their human and technological resources and further strengthening and expanding their operational base, through integrating their management with the Target Company’s management is the best means of establishing a lead position in the industry.
     In addition, Sumitomo and SCS have ascertained that in the interests of increasing their corporate values, as a precondition to undertaking the Merger, it is necessary to acquire the Shares, etc., owned by ACAI, a major shareholder of the Target Company at a reasonable price prior to the Merger, and has negotiated to do so with ACAI. For Sumitomo and SCS to acquire the Shares, etc. Tendered by ACAI, it is necessary to undertake a tender offer pursuant to the provisions of the Law. Therefore, Sumitomo, SCS and ACAI decided to execute the Tender Offer Agreement dated February 24, 2011; and Sumitomo and SCS have approved resolutions deciding to jointly undertake the Tender Offer.
     Following the Tender Offer, SCS and the Target Company will proceed with measures related to the Merger, pursuant to the Merger Agreement.
     In addition, Sumitomo believes that for SCS, the surviving company of the absorption-type merger (SCS, following the effectiveness of the Merger shall be the “New Company”), to maximize the synergy effect of the Merger and to increase its corporate value, the integration of the managements of SCS and the Target Company should occur at an early stage. Sumitomo believes it is important to focus on a growth strategy for the New Company as early as possible and expects that this will also result in an increase in the corporate value of Sumitomo. In order to achieve this, Sumitomo will follow past practice by implementing a policy aimed at supporting the New Company which involves actively providing access to a wide range of managerial resources including human resources, such as sending directors to the New Company and offering Sumitomo’s managerial, financial and risk management know-how.
     While the New Company will be a consolidated subsidiary of Sumitomo, in the interest of establishing the independence of the New Company, the need to control the size of the net assets of Sumitomo (replacing assets) and the recovery of investment, after a certain period has passed following the Merger, Sumitomo is considering as a plausible option making the New Company an equity method affiliate of Sumitomo, while maintaining Sumitomo’s position as the primary shareholder. However, being a matter that requires consideration of many factors including the status of the managerial integration of the New Company, the business environment after the Merger, the share prices and wishes of the New Company, this matter has not yet been determined.
(3)	Matters Relating to the Determining of the Purchase Price in the Tender Offer and Important Agreements between the Tender Offerors and the Shareholders of Target Company in Connection with the Tendering in the Tender Offer
     The Tender Offerors and ACAI have executed the Tender Offer Agreement providing for matters including ACAI tendering the Shares, etc. Tendered by ACAI to the Tender Offer. There is a pledge (the “Pledge”) over the Shares, etc. Tendered by ACAI pursuant to a pledge agreement entered into between ACAI and Sumitomo Mitsui Finance & Leasing Co., Ltd. (“SMFL”) dated September 28, 2009. However, according to ACAI, it has entered into an agreement with SMFL to terminate the Pledge (the “Pledge Termination Agreement”), conditioned on the commencement of the Tender Offer. The Tender Offerors and ACAI have agreed to offer the Shares, etc. Tendered by ACAI in the Tender Offer after ACAI terminates the Pledge over the Shares, etc. Tendered by ACAI, pursuant to the Pledge Termination Agreement.
     The purchase price in the Tender Offer has been decided based on the Tender Offer Agreement; the details of which are as set forth in “(a) Purchase Price of the Tender Offer” below. In addition, the overview of the Tender Offer Agreement and details of the other agreements between the Tender Offerors and ACAI are as set forth in “(b) Prerequisite Conditions to ACAI’s Offer” below.
(a)	Purchase Price of the Tender Offer
     With respect to the transfer price of the Shares, etc. Tendered by ACAI, the Tender Offerors comprehensively considered factors such as the results of their due diligence investigation on the Target Company, whether or not the Board of Directors of the Target Company supports the Tender Offer, fluctuations in the market price of the common shares of the Target Company, and the results of the share valuation reports each obtained from Nikko Cordial Securities Inc. (“Nikko Cordial Securities”) a financial advisor and third party appraiser of SCS. Furthermore, the Tender Offerors engaged in discussions and negotiations with the Target Company and ACAI, a major shareholder of the Target Company and agreed that the purchase price of the common shares will be JPY203 at the time of the execution of the Tender Offer Agreement. With respect to Class F Preferred Shares, using the purchase price of the common shares in the Tender Offer (JPY203) as a reference, the purchase price was determined to be JPY2,030,000, so that the price will be equivalent to the purchase price of the common shares when assuming one (1) Class F Preferred Shares was converted into 10,000 common shares by the exercise of the Class F Preferred Shares Conversion Right. In addition, with respect to the Seventh Series Stock Acquisition Rights, the purchase price was determined to be JPY7,800, the product of (i) JPY78, the difference between the purchase price of the common shares in the Tender Offer JPY203 and the exercise price of JPY125 for the Seventh Series Stock Acquisition Rights, and (ii) 100, the number of common shares of the Target Company which will be the subject of each such stock acquisition right.

(Note)	In the above share valuation reports, Nikko Cordial Securities calculated the range of the per share value of the common shares of the Target Company to be between JPY330 and JPY366 using the market price method and JPY193 and JPY373 using the discounted cash flow method (the “DCF Method”), and Nomura Securities calculated the range of the per share value of the common shares of the Target Company to be between JPY329 and JPY367 using the average market price analysis method, JPY132 and JPY251 using the comparable company analysis method and JPY145 and JPY438 using the DCF Method. Please find more details in “2. Outline of the Tender Offer” — “(4) Basis of Calculation, etc., of

the Purchase Price” — “(a) Basis of Calculation”
     The purchase price of the common shares in the Tender Offer, JPY203, is equal to (a) the closing price for the regular transaction of the common shares of the Target Company quoted on the Tokyo Stock Exchange on February 23, 2011, the preceding business day of the date where the Board of Directors Meetings of the Tender Offerors which resolved the Tender Offer were held (JPY343), less a discount of 40.82% (rounded to the nearest hundredth), (b) the average closing price for the regular transaction of JPY355 (rounded to the nearest whole number) of the common shares of the Target Company for the one month ending on February 23, 2011, less a discount of 42.82% (rounded to the nearest hundredth), (c) the average closing price for the regular transaction of JPY366 (rounded to the nearest whole number) of the common shares of the Target Company for the three months ending on February 23, 2011, less a discount of 44.54% (rounded to the nearest hundredth) and (d) the average closing price for the regular transaction of JPY330 (rounded to the nearest whole number) of the common shares of the Target Company for the six months ending on February 23, 2011, less a discount of 38.48% (rounded to the nearest hundredth).
     In addition, with respect to the Euro Yen Convertible Bonds Due 2011, using the purchase price of the common shares in the Tender Offer (JPY203) as a base, the Tender Offerors decided the purchase price of one (1) Euro Yen Convertible Bond Due 2011 (face value JPY1,000,000) will be JPY69,107, the price of the common shares for the Tender Offer of JPY203, multiplied by the face value of JPY1,000,000 and divided by JPY2,937.5, the conversion price of the Euro Yen Convertible Bonds Due 2011, so that the price when converted to common shares is equivalent to the purchase price of the common shares. The purchase price of JPY69,107 is a 93.09% (rounded to the nearest hundredth) discount from the face value. The Euro Yen Convertible Bonds Due 2011, will be redeemed at maturity for their face value on September 2, 2011, prior to the effective date of the Merger.
     Furthermore, with respect to the Seventh Series Unsecured Convertible Bonds, using the purchase price of the common shares in the Tender Offer (JPY203) as a base, the Tender Offerors decided the purchase price of one (1) Seventh Series Unsecured Convertible Bond (face value JPY1,000,000) will be JPY72,068, the price of the common shares for this Tender Offer of JPY203, multiplied by the face value of JPY1,000,000 and divided by JPY2,816.8, the conversion price of the Seventh Series Unsecured Convertible Bonds, so that the price when converted to common shares is equivalent to the purchase price of the common shares. The purchase price of JPY72,068 is equal to the closing price for the regular transaction of the Seventh Series Unsecured Convertible Bonds quoted on the Tokyo Stock Exchange on February 23, 2011, the preceding business day of the date where Board of Directors Meeting of the Tender Offerors which resolved the Tender Offer were held (JPY80) (JPY800,000 for the face value of JPY1,000,000), less a discount of 90.99% (rounded to the nearest hundredth). In the event the Tender Offer is completed and the Merger becomes effective, the Seventh Series Unsecured Convertible Bonds will become convertible bonds of the New Company.
(b)	Prerequisite Conditions to ACAI’s Offer
     The prerequisite conditions of ACAI offering its Shares, etc. in the Tender Offer set forth in the Tender Offer Agreement include, the Target Company’s statement supporting the Tender Offer not having been withdrawn or revised, the Merger Agreement remaining in effect without change and the offering by ACAI not being a violation of insider trading regulations.
(c)	Exercise of Voting Rights in the Shareholders Meeting (including Class Shareholders Meetings) in Connection with the Merger
     The Tender Offer Agreement provides, with respect to the exercise of the voting rights and any other rights related to the Shares, etc. Tendered by ACAI at the annual shareholders meeting and the class shareholders meeting of the Target Company scheduled to be held in June of 2011, in the event that the Tender Offer is completed, that, at the direction of the Tender Offerors, ACAI shall (i) appoint the Tender Offeror or a party designated by the Tender Offeror as a proxy with full powers, or (ii) exercise their voting rights under the direction of the Tender Offeror.
     In addition, in the Tender Offer Agreement, ACAI has agreed to not transfer or otherwise dispose of Class E Preferred Shares or the common shares of the Target Company which are to be delivered upon the exercise of the put option of Class E Preferred Shares (the “Shares Continued to be Held by ACAI”) after the exercise of such put option, until the effective date of the Merger. Furthermore, in respect of the voting rights of the Shares Continued to be Held by ACAI, ACAI has agreed to exercise its voting rights in favour of the Merger Agreement at the class shareholders meeting of the Target Company involving approval of the Merger Agreement (as well as at the shareholders meetings of the Target Company arranged for the purpose of approving the Merger Agreement, if voting rights of the Shares Continued to be Held by ACAI can be exercised at such shareholders meetings)(Note).

(Note)	On or after September 1, 2011, the holders of Class E Preferred Shares may exercise their put option which is convertible to the common shares of the Target Company. Therefore, if the shareholders meeting of the Target Company regarding the resolution of the Merger Agreement is held on or after September 1, 2011, Class E Preferred Shares may be converted to common shares on the date of the shareholders meeting. In this case, the holders of the Shares Continued to be Held by ACAI may have voting rights at the shareholders meeting.
(d)	Exercise by ACAI of Sixth Series Stock Acquisition Rights
     ACAI has agreed to exercise the 240,000 Sixth Series Stock Acquisition Rights in its

possession, in exchange for receiving 24,000,000 common shares of the Target Company, by March 31, 2011, the expiration of the Sixth Series Stock Acquisition Rights exercise period, and tender the above mentioned 24,000,000 common shares in the Tender Offer. In addition, in connection with the investments for the Sixth Series Stock Acquisition Rights, ACAI has entered a silent partnership (tokumei kumiai) agreement dated September 28, 2009 with each of the Tender Offerors and the Tender Offerors have agreed to additionally provide the necessary funds (JPY 3 billion) to ACAI for ACAI to exercise the Sixth Series Stock Acquisition Rights pursuant to these silent partnership agreements.
(4)	Measures at the Target Company
     One of the directors of the Target Company concurrently serves as an employee of Sumitomo and as an employee of SCS. Another director of the Target Company concurrently serves as the executive officer of ACAI, which has entered into the Tender Offer Agreement with SCS and Sumitomo, while a third director of the Target Company concurrently serves as the representative director of ACA Inc., which is the representative member of ACAI.
     According to the Target Company, under these circumstances, in light of the possibility that structural conflicts of interest will occur in the course of considering the Tender Offer and the Merger, the Target Company has implemented the measures set forth below in “(a) Advice from an Independent Law Firm” and “(b) Approval from All Uninterested Directors and Auditors” to avoid conflicts of interests. In addition, according to the Target Company, the Target Company has passed resolutions set forth below in “(c) Other Resolutions of the Target Company”.
     According to the Target Company, SCS, Sumitomo and ACAI have not been involved in the decision making process of the Target Company, such as the resolutions of Board of Directors Meeting regarding the Transaction including the Tender Offer.
(a)	Advice from an Independent Law Firm
     According to the Target Company, for the purpose of ensuring the fairness and adequacy of the decision-making of the Target Company’s Board of Directors Meeting regarding the Transaction, including the Tender Offer, the Target Company has appointed Anderson Mori & Tomotsune as its legal adviser independent of the Tender Offerors and the Target Company, and has obtained legal advice on the method and process of the decision-making of the Target Company’s Board of Directors Meeting on the Transaction including the Tender Offer.
(b)	Approval from All Uninterested Directors and Auditors
     According to the Target Company, in view of the legal advice from Anderson Mori & Tomotsune, etc., the Board of Directors Meeting of the Target Company has carefully considered various terms regarding the Transaction including the Tender Offer. As a result, the Board of Directors Meeting of the Target Company determined that the Transaction, including the Tender Offer, will contribute to maximize the Target Company’s corporate value. Thus, at the Board of Directors Meeting held on February 24, 2011 (attended by 5 out of 8 directors), the directors who participated in the discussions and passing of the resolutions unanimously resolved (i) to express its opinion to support the Tender Offer, and (ii) to withhold providing its opinion with respect to the appropriateness of the purchase price of the Tender Offer, and instead, leaving whether to offer the Shares, etc. to the judgment of the shareholders, stock acquisition right holders and convertible bond holders.
     According to the Target Company, among the directors of the Target Company, Hiroyuki Yamazaki, who concurrently serves as an employee of both of the Tender Offerors, Sumitomo and SCS; Akihiro Azuma, who concurrently serves as the representative director of ACA Inc., which is a representative member of ACAI; and Toshiyasu Horie, who concurrently serves as an executive officer of ACAI, did not participate in the discussions and passing of the resolutions at the above-mentioned Board of Directors Meeting, for the purpose of avoiding potential conflicts of interest. In addition, for the above-mentioned purpose, Hiroyuki Yamazaki, Akihiro Azuma and Toshiyasu Horie have not participated in any other discussions or passing of resolutions regarding the Transaction, including the Tender Offer, nor have they participated in any consultations and negotiations with the Tender Offerors regarding the Transaction in the Target Company’s capacity.
     According to the Target Company, the corporate auditors who attended the Board of Directors Meeting above (attended by 3 out of 4 corporate auditors) unanimously expressed an opinion to the effect that they have no objection to the resolution of the Target Company’s Board of Directors Meeting resolving “(i) to express its opinion to support the Tender Offer, and (ii) to withhold providing its opinion with respect to the appropriateness of the purchase price of the Tender Offer, and instead, leaving whether to offer the Shares, etc. to the judgment of the shareholders, stock acquisition right holders and convertible bond holder”. Furthermore, from among the corporate auditors of the Target Company, Iwao Ishikawa, who concurrently serves as an auditor of ACA Inc., which is the representative member of ACAI, did not participate in the discussions regarding the Transaction including the Tender Offer, for the purpose of avoiding potential conflicts of interest, and also withheld from expressing his opinion on the said resolutions of Board of Directors Meeting of the Target Company.
(c)	Other Resolutions of the Target Company
     With respect to Class F Preferred Shares and the Seventh Series Stock Acquisition Right, matters related to the acquiring by transfer require approval by the Board of Directors of the Target Company. In addition, ACAI’s transfer of Shares, etc. Tendered by ACAI requires the approval by the Target Company pursuant to the investment agreement between ACAI, ACA Inc. and the Target Company executed on September 8, 2009. According to the Target Company, the Target Company passed resolutions at its Board of Directors Meeting authorizing all necessary acts for the Target Company to offer and transfer the Shares, etc. Tendered by ACAI in the Tender Offer.
(5)	The Merger Following the Tender Offer
     As described in “(1) Overview of the Tender Offer” and “(2) Decision Making Process in Deciding to Undertake the Tender Offer and Management Policy after the Tender Offer” above, subject to conditions such as the completion of the Tender Offer, SCS and the Target Company expect to merge as of October 1, 2011 following the passing of resolutions (Note) approving of the Merger Agreement at their respective annual shareholders meetings scheduled to be held in June 2011.

(Note)	In addition to the above mentioned approval, the Target Company requires approval for the Merger Agreement by a class shareholders meeting consisting of each of the common shareholders, the shareholders of Class A Preferred Shares, the shareholders of Class B Preferred Shares, the shareholders of Class E Preferred Shares and shareholders of Class F Preferred Shares; provided, however, that the Target Company is able to omit holding the class shareholders meetings by the procedure under Article 319, Paragraph 1 of the Companies Act applied mutatis mutandis pursuant to Article 325 of the Companies Act.
     The merger ratio regarding the common shares agreed to in the Merger Agreement is 1:0.24, and 0.24 common shares of SCS will be allocated and delivered per common share of the Target Company when the Merger becomes effective. The merger ratio accounts for the synergy effect resulting from the Target Company merging with SCS and other factors, places an importance on the share price of the Target Company and SCS on the Tokyo Stock Exchange, and has been decided as a result of discussions and negotiations between SCS and Target Company.
     At the same time, with respect to the purchase price in the Tender Offer, the Tender Offerors wanted to purchase at a discounted market price; the purchase price was decided between the Tender Offerors and a major shareholder of the Target Company, ACAI as a result of discussions and negotiations with ACAI.
     SCS and the Target Company have agreed on the following schedule for the Transaction from the commencement of the Tender Offer to the currently scheduled effective date of the Merger.

(The Transaction Schedule)
February 24, 2011 (Thursday)	Execution of the Merger Agreement (SCS, Target Company)
(the following dates are scheduled)
March 10, 2011 (Thursday)	Commencement of the Tender Offer by the Tender Offerors

March 31, 2011 (Thursday)	Record Date of the Shareholders Meeting (SCS, Target Company) (Note)
April 11, 2011 (Monday)	End of the Tender Offer Period
April 18, 2011 (Monday)	Settlement Commencement Date of the Tender Offer
Late June 2011	Shareholders Meeting to Approve the Merger Agreement (SCS, Target Company) / Class Shareholders Meeting (Target Company)
September 28, 2011 (Wednesday)	Delisting Date of the common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds
October 1, 2011 (Saturday)	Effective date of the Merger

(Note)	With respect to Class F Preferred Shares which SCS will acquire through the Tender Offer, a date later than the settlement date of the Tender Offer is planned to be set as the record date for the class shareholders meeting by the shareholders of Class F Preferred Shares in respect of the approval of the Merger Agreement and other matters necessary for the Merger, so that SCS will be able to exercise voting rights. In addition, with respect to the common shares of the Target Company which Sumitomo acquires through the Tender Offer, there are no plans to grant voting rights pursuant to the provision of Article 124, Paragraph 4 of the Companies Act.
     For the purpose of quickly and smoothly achieving the objectives of the integration of the companies resulting from the Merger, SCS and the Target Company have agreed to establish a joint Integration Promotion Committee as a body to discuss important matters related to the integration and as a forum to achieve a certain degree of consensus between the parties.
     As of the effective date of the Merger, the surviving company, SCS is expected to change its business name to SCSK Corporation.
     The three persons below are expected to become Representative Directors of the New Company. Sumitomo is expected to provide 2 directors and 1 auditor to the New Company. In addition, the officers as of the effective date of the Merger, other than those sent from Sumitomo are expected to consist of, 5 directors from SCS, 5 directors from the Target Company, 1 independent director, 2 auditors from SCS and 2 auditors from the Target Company and 1 independent auditor (excluding representative directors). There will be 16 directors and 6 auditors in total.

President & CEO	Nobuhide Nakaido

(Current SCS Chairman and CEO)
Executive Vice President	Takeshi Nakanishi
(Current Target Company President & Chief Operating Officer)
Executive Vice President	Akira Tsuyuguchi
(Current SCS Executive Vice President)
     For details of the Merger, see the press release of SCS and the Target Company “Notice Regarding Sumisho Computer Systems Corporation and CSK Corporation Entering Into a Merger Agreement” dated February 24, 2011.
(6)	Likelihood of and Reasons for Delisting
     The Tender Offerors must undertake a tender offering pursuant to the provisions of the Law to obtain the Shares, etc. Tendered by ACAI. In addition, to undertake this tender offering, pursuant to the provisions of the Law, the Tender Offerors cannot set a maximum number of Shares, etc. to be purchased and must also make the Non-Tendered Shares a subject of the Tender Offer. In the Tender Offer, if the total number of tendered Shares, etc. is greater than the minimum number of Shares, etc. to be purchased, all of the tendered Shares, etc. will be purchased. The Tender Offer is not intended to delist the common shares of the Target Company or the Seventh Series Unsecured Convertible Bonds. However, because the Tender Offerors have not set a maximum limit on the number of Shares, etc. to be purchased, there is, depending on the outcome of the Tender Offer, a possibility of the common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds being delisted in accordance with the established procedures and pursuant to the share delisting standards of the Tokyo Stock Exchange.
     In addition, even if the share delisting standards are not applicable at the time of the completion of the Tender Offer, as described in “(5) The Merger Following the Tender Offer” above, SCS and the Target Company plan to undertake the Merger with the Target Company being the extinguished company pursuant to the Merger Agreement. As a result, the common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds will be delisted as of September 28, 2011 pursuant to the share delisting standards of the Tokyo Stock Exchange. After the delisting, the common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds will no longer be able to be traded on the Tokyo Stock Exchange. The common shares of the New Company which are scheduled to be allotted for the common shares of the Target Company on the effective date of the Merger can continue to be traded on the Tokyo Stock Exchange after the Merger. In addition, the Seventh Series Unsecured Convertible Bonds of the Target Company are scheduled to be succeeded by the New Company at the time of the Merger and the convertible bonds succeeded to the New Company are expected to be listed on the Tokyo Stock Exchange on October 1, 2011.
2.      Outline of the Tender Offer
(1)	Outline of the Target Company

(1)	Corporate Name	CSK Corporation
(2)	Head Office	CSK Building, 2-26-1, Minami-Aoyama, Minato-ku, Tokyo

(3)	Name and Title of Representative	Representative Director and President Takeshi Nakanishi
(4)	Description of Business	BPO (business process outsourcing) business, IT management business, system development business, prepaid card business, other businesses
(5)	Paid-in Capital	JPY 96,225 million (as of December 31, 2010)
(6)	Date Established	October 7, 1968
(7)	Major Shareholders and Shareholding Ratio (as of September 30, 2010)	Godo Kaisha ACA Investments	36.48%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	4.37%
		Japan Trustee Services Bank, Ltd. (Trust Account)	4.07%
		CSK Group Employee Stock Ownership Plan	3.55%
		JPMorgan Securities Japan Co., Ltd.	2.47%
		Nippon Life Insurance Company	1.87%
		Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	1.85%
		Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.	1.48%
		SOCIETE GENERALE, PARIS (Standing Proxy: HSBC Tokyo Branch)	1.22%
		The Nomura Trust and Banking Co., Ltd. (Trust Account)	0.83%

(8)	Relationships between the Tender Offerors and the Target Company
	Capital Relationship	No particular capital relationship exists between the Tender Offerors and the Target Company. In addition, no noteworthy capital relationship exists between persons/companies affiliated with the Tender Offerors and those affiliated with the Target Company.
	Personnel Relationship	Hiroyuki Yamazaki, the Target Company’s director, is an employee of Sumitomo and SCS. No noteworthy personnel relationship exists between persons/companies affiliated with the Tender Offerors and those affiliated with the Target Company.
	Transaction Relationship	Although there exists business transaction of approximately several hundred million yen per year between SCS and the Target Company, no material business relationship exists between SCS and the Target Company. In addition, no noteworthy business relationship exists between persons/companies affiliated with the Tender Offerors and those affiliated with the Target Company.
	Status as a Related Party	The Target Company is not a related party of the Tender Offerors. In addition, related persons and related companies of the Target Company are not related parties of the Tender Offerors.
(2)	Schedule
(a)	Schedule

Date of Board of Directors Resolution	February 24, 2011 (Thursday)
Date of the Tender Offer Commencement Public Notice	March 10, 2011 (Thursday)

Name of Newspaper for Public Notice	Public disclosure will be made electronically, and a notice of such disclosure will be published in the Nihon Keizai Shimbun.
(Public Notice Address: http://info.edinet-fsa.go.jp)
Date of Submission of the Tender Offer Notification	March 10, 2011 (Thursday)
(b)	Period for Tender Offer as of the filing of the Notification

From March 10, 2011 (Thursday) through April 11, 2011 (Monday) (22 business days in Japan)

(c)	Possible extension of period for Tender Offer at the Target Company’s request

Pursuant to Article 27-10, Paragraph 3 of the Law, the period for the Tender Offer (the “Tender Offer Period”) shall be 30 business days and shall be extended until April 21, 2011 (Thursday), in the event that the Target Company filed an opinion report regarding a request of the extension of the Tender Offer Period.
(3)	Purchase Price
(a)	Common Shares	JPY203 per share

(b)	Class F Preferred Shares	JPY2,030,000 per share
(c)	The Seventh Series Stock Acquisition Rights JPY7,800 per right

(d)	Convertible Bonds
(i)	The Euro Yen Convertible Bonds Due 2011:

JPY69,107 per unit (face value at JPY 1 million)

(ii)	The Seventh Series Unsecured Convertible Bonds:

JPY72,068 per unit (face value at JPY 1 million)
(4)	Basis of Calculation, etc., of the Purchase Price
(a)	Basis of Calculation
(i)	Common Shares
     With respect to the transfer price of the Shares, etc. Tendered by ACAI, the Tender Offers comprehensively considered factors such as the results of their due diligence investigation on the Target Company, whether or not the Board of Directors of the Target Company supports the Tender Offer, fluctuations in the market price of the common shares of the Target Company, and the results of the share valuation reports each obtained from Nikko Cordial Securities, a financial advisor and third party appraiser of Sumitomo, and Nomura Securities, a financial advisor and third party appraiser of SCS. Furthermore, the Tender Offerors engaged in discussions and negotiations with ACAI, a major shareholder of the

Target Company and agreed that the purchase price of the common shares will be JPY203 at the time of the execution of the Tender Offer Agreement.
     The results of the calculation of the share value obtained from Nikko Cordial Securities and Nomura Securities are as follows:
     Nikko Cordial Securities calculated the share value of the Target Company using the market price method and the DCF Method and Sumitomo received a report on a result of the calculation of the share value of the Target Company on February 23, 2011, from Nikko Cordial Securities. According to each method described above, the ranges of the per share value of the common shares of the Target Company are as follows:

Market price method	JPY330	—	JPY366
DCF Method	JPY193	—	JPY373
a.	Market price method
     For the market price method, Nikko Cordial Securities has set February 23, 2011 as the calculation record date, and the range of the per share vale of the common shares of the Target Company was calculated to be between JPY330 and JPY366 based on the average closing price of the shares of the Target Company on the first section of the Tokyo Stock Exchange during the period from February 8, 2011 (since the Target Company has announced the “Notice regarding Revised Earnings Forecast” on February 7, 2011) to the calculation record date, and one month, three months and six months period prior to the calculation record date. The adopted periods and per share value for the each adopted period are as follows.

Adopted Period		Per Share Value
On or after February 8, 2011	February 8, 2011 to February 23, 2011	JPY341
One-month average closing price	January 24, 2011 to February 23, 2011	JPY355
Three-months average closing price	November 24, 2010 to February 23, 2011	JPY366
Six-months average closing price	August 24, 2010 to February 23, 2011	JPY330
b.	DCF Method
     Under the DCF Method, the range of the per share value of the common shares of the Target Company was calculated to be between JPY193 and JPY373. The range was derived by analyzing the corporate value and share value of the Target Company after calculating the present value by discounting at a certain discount rate the future free cash flows the Target Company is expected to generate based on future earnings forecasts of the Target Company for and after the forth quarter of the fiscal year ending March, 2011, taking into account business plans, recent trends in business results, publicly disclosed information, and other factors of the Target Company.
     In addition, Nomura Securities calculated the share value of the Target Company using the average market price analysis method, the comparable company analysis method and the DCF Method and SCS received a report on a result of the calculation of the share value of the Target Company on February 23, 2011, from Nomura Securities. According to each method described above, the ranges of the per share value of the common shares of the Target Company are calculated as follows:

Average market price analysis method	JPY329	—	JPY367
Comparable company analysis method	JPY132	—	JPY251
DCF Method	JPY145	—	JPY438
a.	Average market price analysis method
     For the average market price analysis method, the range of the per share value of the common shares of the Target Company was calculated to be between JPY329 and JPY367 based on the closing price or the average closing price of the common shares of the Target Company on the first section of the Tokyo Stock Exchange during each of the following periods and on each of the following dates.

Adopted Periods and Dates		Per Share Value
Calculation record date	February 21, 2011	JPY355
One week average	February 15, 2011 to February 21, 2011	JPY344
One month average	January 24, 2011 to February 21, 2011	JPY357
Three months average	November 22, 2010 to February 21, 2011	JPY367
Six months average	August 23, 2010 to February 21, 2011	JPY329
b.	Comparable company analysis method
     Under the comparable company analysis method, the range of the per share value of the common shares of the Target Company was calculated to be between JPY132 and JPY251. The range was derived by valuing the stock of the Target Company by comparing the financial indicators indicating the market value and profitability of the Target Company against those of other listed companies that operate businesses relatively similar to those of the Target Company.
c.	DCF Method
     Under the DCF Method, the range of the per share value of the common shares of the Target Company was calculated to be between JPY145 and JPY438. The range was derived by analyzing the corporate value and share value of the Target Company after calculating the present value by discounting at a certain discount rate the future free cash flows the Target Company is expected to generate based on future earnings forecasts of the Target Company for and after the fiscal year ending March, 2011, taking into account business plans of the Target Company, recent trends in business results, publicly disclosed information, and other factors.
     In addition to the results of valuations derived from the various methods described in the share valuation reports received from their respective financial advisors, the Tender Offerors comprehensively considered factors such as the results of their due diligence investigation on the Target Company, whether or not the Board of Directors of the Target Company supports the Tender Offer, and fluctuations in the market price of the common shares of the Target Company, and furthermore, as a result of discussions and negotiations with ACAI, a major shareholder of the Target Company, the Tender Offerors ultimately determined at each of their Board of Directors Meetings held on February 24, 2011, that the per share price of the common shares in the Tender Offer shall be JPY203.
     The purchase price of the common shares in the Tender Offer, JPY203, is equal to (a) the closing price for the regular transaction of the common shares of the Target Company quoted on the Tokyo Stock Exchange on February 23, 2011, the preceding business day of the date where Board of Directors Meetings of the Tender Offerors which resolved the Tender Offer were held (JPY343), less a discount of 40.82% (rounded to the nearest hundredth), (b) the average closing price for the regular transaction of JPY355 (rounded to the nearest whole number) of the common shares of the Target Company for the one month ending on February 23, 2011, less a discount of 42.82% (rounded to the nearest hundredth), (c) the average closing price for the regular transaction of JPY366 (rounded to the nearest whole number) of the common shares of the Target Company for the three months ending on February 23, 2011, less a discount of 44.54% (rounded to the nearest hundredth) and (d) the average closing price for the regular transaction of JPY330 (rounded to the nearest whole number) of the common shares of the Target Company for the six months ending on February 23, 2011, less a discount of 38.48% (rounded to the nearest hundredth).
(ii)	Class F Preferred Shares
     Class F Preferred Shares subject to the Tender Offer have a put option to convert to common shares. Using the purchase price of the common shares in the Tender Offer (JPY203) as a reference, the purchase price of Class F Preferred Shares was determined to be JPY2,030,000, so that the price will be equivalent to the purchase price of the common shares when assuming one (1) Class F Preferred Share was converted into 10,000 common shares by the exercise of the Class F Preferred Shares Conversion Right.
(iii)	The Seventh Series Stock Acquisition Rights
     With respect to the Seventh Series Stock Acquisition Rights subject to the Tender Offer, since the exercise period has already started and the purchase price of the common shares in the Tender Offer is above the exercise price, the purchase price of the Seventh Series Stock Acquisition Rights was determined to be JPY7,800. Such price is calculated by multiplying 100, the number of common shares of the Target Company equivalent to one (1) stock acquisition right, by JPY78, the difference between the purchase price of the common shares in the Tender Offer (JPY203) and the exercise price of the stock acquisition right (JPY125).
(iv)	The Euro Yen Convertible Bonds Due 2011

     Using the purchase price of the common shares in the Tender Offer (JPY203) as a reference, the purchase price of the one (1) Euro Yen Convertible Bond Due 2011 (per face value JPY1,000,000) was determined to be JPY69,107, which is obtained by the purchase price of the common shares in the Tender Offer of JPY203, multiplied by the face value of JPY1,000,000 and divided by JPY2,937.5, the conversion price of the Euro Yen Convertible Bonds Due 2011, so that the price when converted to common shares is equivalent to the purchase price of the common shares. The purchase price of JPY69,107 is a 93.09% (rounded to the nearest hundredth) discount from the face value. The Euro Yen Convertible Bonds Due 2011, will be redeemed at maturity for their face value on September 2, 2011, prior to the effective date of the Merger.
(v)	The Seventh Series Unsecured Convertible Bonds
     Using the purchase price of the common shares in the Tender Offer (JPY203) as a reference, the purchase price of one (1) Seventh Series Unsecured Convertible Bond (per face value JPY1,000,000) was determined to be JPY72,068, which was obtained by the price of the common shares for this Tender Offer of JPY203, multiplied by the face value of JPY1,000,000 and divided by JPY2,816.8, the conversion price of the Seventh Series Unsecured Convertible Bonds, so that the price when converted to common shares is equivalent to the purchase price of the common shares. The purchase price of JPY72,068 is equal to the closing price for the regular transaction of the Seventh Series Unsecured Convertible Bonds quoted on the Tokyo Stock Exchange on February 23, 2011, the preceding business day of the date where Board of Directors Meeting of the Tender Offerors which resolved the Tender Offer were held (JPY80) (JPY800,000 for the face value of JPY1,000,000), less a discount of 90.99% (rounded to the nearest hundredth). In the event the Tender Offer is completed and the Merger becomes effective, the Seventh Series Unsecured Convertible Bonds will become convertible bonds of the New Company. In the event the Tender Offer is completed and the Merger becomes effective, the Seventh Series Unsecured Convertible Bonds will become convertible bonds of the New Company.
(b)	Calculation Background

(Process to decide the Purchase Price)
     Through discussions with the Target Company following the execution of a basic agreement to form a business and capital alliance in September 2009, SCS concluded that concentrating their human and technological resources and further strengthening and expanding their operational base, through integrating their management with the Target Company’s management is the best means of establishing a lead position in the industry.
     In addition, Sumitomo and SCS have ascertained that in the interests of increasing their corporate values, as a precondition to the Merger, it is necessary to acquire the Shares, etc., owned by ACAI, a major shareholder of the Target Company at a reasonable price prior to the Merger, and has negotiated to do so with ACAI. The Tender Offerors have determined the purchase price in the Tender Offer in the following process including the discussions and negotiations with ACAI, a major shareholder of the Target Company.
(i)	Share valuation report from the third party appraiser
     The Tender Offerors each used a share valuation report submitted by their respective third party appraisers and financial advisors as a reference when determining the purchase price of the common shares in the Tender Offer.
     Sumitomo used the share valuation report submitted by Nikko Cordial Securities, financial advisor and third party appraiser of Sumitomo, as a reference. Nikko Cordial Securities examined the calculation method for the Tender Offer, and calculated the share value of the common shares of the Target Company using the market price method and the DCF Method, and Sumitomo received the share valuation report on February 23, 2011. Sumitomo has not received an opinion regarding the fairness of the purchase price of the common shares in the Tender Offer (fairness opinion) from Nikko Cordial Securities.
     SCS used the share valuation report submitted by Nomura Securities, financial advisor and third party appraiser of SCS, as a reference. Nomura Securities examined the calculation method for the Tender Offer, and calculated the share value of the common shares of the Target Company using the average market price analysis method, the comparable company analysis method and the DCF Method, and SCS received the share valuation report on February 23, 2011. SCS has not received an opinion regarding the fairness of the purchase price of the common shares in the Tender Offer (fairness opinion) from Nomura Securities.
(ii)	Outline of the opinion
     Nikko Cordial Securities calculated the range of the per share value of the common shares of the Target Company to be between JPY330 and JPY366 using the market price method and JPY193 and JPY373 using the DCF Method.
     Nomura Securities calculated the range of the per share value of the common shares of the Target Company to be between JPY329 and JPY367 using the average market price analysis method, JPY132 and JPY251 using the comparable company analysis method and JPY145 and JPY438 using the DCF Method.
(iii)	Process to decide the Purchase Price based on the opinion
     In addition to the results of valuations derived from the various methods described in the valuation reports, the Tender Offerors comprehensively considered factors such as the results of their due diligence investigation on the Target Company, whether or not the Board of Directors of the Target Company supports the Tender Offer, and fluctuations in the market price of the common shares of the Target Company, and furthermore, as a result of discussions and negotiations with ACAI, a major shareholder of the Target Company, the Tender Offerors ultimately determined at the Board of Directors Meeting held on February 24, 2011, that the per share price of the common shares in the Tender Offer shall be JPY203.
     Using the above mentioned purchase price of the common shares as a reference, the each of the Board of Directors Meeting of the Tender Offerors held on February 24, 2011, respectively determined the purchase price of Class F Preferred Shares, the Seventh Series Stock Acquisition Rights, the Euro Yen Convertible Bonds Due 2011 and the Seventh Series Unsecured Convertible Bonds as described below.
     As described in “(a) Basis of Calculation” — “(ii) Class F Preferred Shares”, the purchase price of Class F Preferred Shares is determined to be JPY2,030,000 based on the purchase price of the common shares in the Tender Offer (JPY203) and to make the price of Class F Preferred Shares equivalent to that of the purchase price of the common shares when converted to common shares.
     As described in “(a) Basis of Calculation” — “(iii) The Seventh Series Stock Acquisition Rights”, since the exercise period has already started and the purchase price of the common shares in the Tender Offer is greater than the exercise price, the purchase price of the Seventh Series Stock Acquisition Rights was determined to be JPY7,800. Such price is calculated by multiplying 100, which is the number of the common shares of the Target Company subject to one (1) stock acquisition right, by JPY78, which is the deficiency between the purchase price of the common shares in the Tender Offer (JPY203) and the exercise price of the stock acquisition right (JPY125).
     As described in “(a) Basis of Calculation” — “(iv) The Euro Yen Convertible Bonds Due 2011”, the purchase price of the Euro Yen Convertible Bonds Due 2011 is determined to be JPY69,107 based on the purchase price of the common shares in the Tender Offer (JPY203) and to make the price of the Euro Yen Convertible Bonds Due 2011 equivalent to that of the purchase price of the common shares when converted to common shares.
     As described in “(a) Basis of Calculation” — “(v) The Seventh Series Unsecured Convertible Bonds” the purchase price of the Seventh Series Unsecured Convertible Bonds is determined to be JPY72,068 based on the purchase price of the common shares in the Tender Offer (JPY203) and to make the price of the Seventh Series Unsecured Convertible Bonds equivalent to that of the purchase price of the common shares when converted to common shares. In the case where the Tender Offer is completed and the Merger comes into effect, the Seventh Series Unsecured Convertible Bonds are schedule to be succeeded as convertible bonds of the New Company.
     The Tender Offerors have not received any valuation report from third parties when determining the purchase price of Class F Preferred Shares, the Seventh Series Stock Acquisition Rights, the Euro Yen Convertible Bonds Due 2011 and the Seventh Series Unsecured Convertible Bonds.

(c)	Relationship with the Appraiser
     Each of Nikko Cordial Securities, the financial advisor (an appraiser) of Sumitomo and Nomura Securities, the financial advisor (an appraiser) of SCS is not a related party of either of the Tender Offerors and does not have any significant interests in the Tender Offer.
(5)	Number of Shares, etc. to be Purchased through the Tender Offer

Expected Numbers of Shares,	Minimum Number of Shares,	Maximum Number of Shares,
etc. to be Purchased	etc. to be Purchased	etc. to be Purchased
143,457,300 shares	143,457,300 shares	— shares

(Note1)	If the total number of the tendered Shares, etc. is less than the minimum number of Shares, etc. to be purchased (143,457,300 shares), the Tender Offerors will not purchase any of the tendered Shares, etc. The Tender Offerors will purchase all of the tendered Shares, etc. if the total number of the tendered Shares, etc. exceeds the minimum number of Shares, etc. to be purchased. Since the Class F Preferred Share Conversion Right is attached to Class F Preferred Shares, in determining whether the tendered Shares, etc. meet the minimum number of Shares, etc. to be purchased, the total number of tendered Shares, etc. is calculated by counting one (1) Class F Preferred Share as 10,000 common shares. With respect to the Seventh Stock Acquisition Rights and the Convertible Bonds, the total number of tendered Shares, etc. is calculated referencing the number of shares to which the rights will be converted into (for the Seventh Series Stock Acquisition Rights, 100 shares per right; for the Euro Yen Convertible Bonds Due 2011, 340.425 shares per unit; and for the Seventh Series Unsecured Convertible Bonds, 355.012 shares per unit). The expected number of Shares, etc. to be purchased and the minimum number of Shares, etc. to be purchased is the number of the Shares, etc. Tendered by ACAI ((i) common shares of the Target Company held by ACAI (45,457,300 shares), (ii) common shares of the Target Company which will be delivered upon the exercise of the Sixth Series Stock Acquisition Rights (240,000,000 shares), (iii) Class F Preferred Shares (5,000 shares) and (iv) the Seventh Series Stock Acquisition Rights (240,000 rights)) (in calculating the number of Shares, etc., one (1) Class F Preferred Share is counted as 10,000 common shares.)

(Note2)	Shares constituting less than one share unit will also be subject to the Tender Offer. The Target Company may purchase its shares in accordance with the procedures under relevant laws and regulations during the Tender Offer Period, if any shareholder exercises the right under the Companies Act to request the Target Company to purchase shares constituting less than one share unit.

(Note3)	The treasury shares held by the Target Company are not intended to be purchased through the Tender Offer.

(Note4)	The maximum number of Shares, etc. which the Tender Offerors may purchase is 243,577,411 (after the conversion of Class F Preferred Shares below), which is the total number of (i) the common shares (193,577,411 shares), the sum of the total number of issued and outstanding common shares (125,747,714 shares) as of December 31, 2010 as set forth in the third quarterly report for the 43rd term filed by the Target Company on February 10, 2011 (“43rd Term — Third Quarter Report”), the maximum number of common shares of the Target Company which may be issued or transferred by the last date of the Tender Offer Period by exercising the Stock Acquisition Rights (48,000,000 shares) and the maximum number of common shares of the Target Company which may be issued or transferred by the last date of the Tender Offer Period by exercising the stock acquisition rights attached to the Euro Yen Convertible Bonds Due 2011 (12,425,477 shares), minus the number of treasury shares as of December 31, 2010 set forth in the 43rd Term- Third Quarter Report (14,273 shares) and (ii) Class F Preferred Shares (5,000 shares, and when converted into common shares considering the Class F Preferred Shares Conversion Right, 50,000,000 shares).

(Note5)	The common shares of the Target Company issued pursuant to the exercising the Stock Acquisition Rights or the stock acquisition rights attached to the Convertible Bonds will also be subject to the Tender Offer.

(Note6)	The Tender Offer is being undertaken for the Tender Offerors to acquire the Shares, etc. Tendered by ACAI held by ACAI at the price agreed between the Tender Offerors and ACAI. Among the Shares, etc. Tendered by ACAI, SCS will purchase Class F Preferred Shares and Sumitomo will purchase the Common Shares Tendered by ACAI and the Seventh Series Stock Acquisition Rights. Sumitomo will purchase the Non-Tendered Shares, if they are tendered.

(6)	Change in Ownership Percentage of Shares, etc. as a result of the Tender Offer

Number of Voting Rights Represented by Shares, etc. Held by the Tender Offerors before the Tender Offer	0 units	(Ownership Percentage of Shares, etc. before the Tender Offer: 0%)
Number of Voting Rights Represented by Shares, etc. Held by Special Related Parties before the Tender Offer	unknown	(Ownership Percentage of Shares, etc. before the Tender Offer: unknown)
Number of Voting Rights Represented by Shares, etc. to be Acquired	1,434,573 units	(Ownership Percentage of Shares, etc. after the Tender Offer: 64.12%)
Total Number of Voting Rights of All Shareholders of the Target Company	1,246,201 units

(Note1)	The “Number of Voting Rights Represented by Shares, etc. to be Acquired” is the number of voting rights represented by the number of Shares, etc. to be purchased through the Tender Offer (143,457,000 shares, including the numbers of voting rights represented by Class F Preferred Shares and the Seventh Series Stock Acquisition Rights (740,000 rights) which are residual securities of the Target Company.).

(Note2)	The “Number of Voting Rights Represented by Shares, etc. Held by Special Related Parties” is unknown as of the date hereof; however, the Tender Offerors are planning to investigate and disclose by the commencement date of the Tender Offer Period, March 10, 2011.

(Note3)	The “Total Number of Voting Rights of All Shareholders of the Target Company” is the number of voting rights of all shareholders (whereby 100 shares constitute one (1) unit) as of September 30, 2010, as stated in the 43rd Term — Third Quarter Report. However, because shares constituting less than one share unit are also subject to the Tender Offer and since the Sixth Series Stock Acquisition Rights are scheduled to be exercised during the Tender Offer Period, in calculating the “Ownership Percentage of Shares, etc. after the Tender Offer”, the “Total Number of Voting Rights of All Shareholders of the Target Company” was set as 1,497,334 units which are the sum of: (a) the number of voting rights (1,257,334 units) attributable to the shares (125,733,441 shares) obtained by subtracting the number of treasury shares (14,273 shares) as of December 31, 2010, set forth in the 43rd Term — Third Quarter Report from all of the issued and outstanding common shares (125,747,714 shares) as of December 31, 2010, set forth in the 43rd Term — Third Quarter Report, and (b) the maximum number of voting rights of the Target Company (240,000 units) which are attributable to the common shares which may be issued or transferred as a result of the exercise of the Sixth Series Stock Acquisition Rights (240,000 rights). The denominator (2,237,334 units) used to calculate the “Ownership Percentage of Shares, etc. after the Tender Offer” is obtained by adding such number and the number of voting rights attributable to Class F Preferred Shares and the Seventh Series Stock Acquisition Rights (740,000 units), which are the residual securities included in the Shares, etc. to be purchased.

(Note4)	The “Ownership Percentage of Shares, etc. after the Tender Offer” has been rounded to the nearest hundredth.
(7)	Purchase Price: JPY26,122 million

(Note)	The purchase price states the amount of the purchase price (total of the each purchase price obtained by multiplying the number of each Shares, etc. by the purchase price (common shares: JPY203 per share, Class F Preferred Shares: JPY2,030,000 per share, the Seventh Series Stock Acquisition Rights: JPY7,800 per right)) of the Shares, etc. Tendered by ACAI (common shares: 69,457,300 shares, Class F Preferred Shares: 5,000 shares, the Seventh Series Stock Acquisition Rights: 240,000 rights). However, since the Tender Offerors will purchase all of the tendered Shares, etc. in the case where total numbers of the tendered Shares, etc. are greater than the expected numbers of the Shares, etc. to be purchased, the maximum amount of the purchase price in the Tender Offer is the total of the amount calculated as set forth in (i) through (iv) (JPY49,446 million):

	(i)	the number of common shares (173,733,411 shares) obtained from the total number of issued and outstanding common shares as of February 10, 2011 (125,747,714 shares), set forth in the 43rd Term — Third Quarter Report plus the maximum number of common shares of the Target Company which may be issued or transferred by the last date of the Tender Offer Period as a result of the exercise of the Stock Acquisition Rights (48,000,000 shares) minus the number of treasury shares as of December 31, 2010 set forth in the 43rd Term- Third Quarter Report (14,273 shares), multiplied by the purchase price of the common shares;

(ii)	the number of the Euro Yen Convertible Bonds Due 2011 as of December 31, 2011, set forth in the 43rd Term — Third Quarter Report (21,792 units) multiplied by the purchase price of the Euro Yen Convertible Bonds Due 2011 (JPY69,107);

(iii)	the number of the Seventh Series Unsecured Convertible Bonds as of December 31, 2011, set forth in the 43rd Term — Third Quarter Report (35,000 units) multiplied by the purchase price of the Seventh Series Unsecured Convertible Bonds (JPY72,068); and

(iv)	the number of the issued and outstanding Class F Preferred Shares (5,000 shares) multiplied by the purchase price of Class F Preferred Shares (JPY2,030,000).
(8)	Method of Settlement
(a)	Name and address of head office of financial instruments dealers and banks, etc. responsible for settlement of Tender Offer

Nomura Securities Co., Ltd.9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo

(b)	Settlement Commencement Date

April 18, 2011 (Monday)

Note:	Pursuant to Article 27-10, Paragraph 3 of the Law, settlement commencement date of the Tender Offer will be April 28, 2011 (Thursday), in the event that the Target Company filed an opinion report regarding a request of the extension of the Tender Offer Period.
(c)	Method of settlement
     Promptly after the Tender Offer Period, a notice of acquisition by tender offer will be mailed to the address of tendering shareholders, etc. (in the case of foreign shareholders, etc., to their standing proxy in Japan) (excluding those tendering through the Tender Offer Agent’s internet exclusive service, NOMURA JOY). For those who tendered through NOMURA JOY, the notice will be provided through the method described in NOMURA JOY’s homepage (https://www.nomurajoy.jp/).
     Payment will be made in cash. Payment of the purchase price through the Tender Offer will be made by the method instructed by the tendering shareholders, etc., including remittance (bank fees may incur in remitting the payment.)
(d)	Method of returning Shares, etc.
     In the event that all of the tendered Shares, etc. are not purchased pursuant to the terms and conditions mentioned in “(9) Other Conditions and Methods of Tender Offer” “(a) Conditions set forth in each Item of Article 27-13, Paragraph 4 of the Law” and “(b) Conditions of withdrawal of the Tender Offer, details thereof and method of disclosure of withdrawal, etc.” below, the Shares, etc. to be returned will be promptly returned on and after the settlement commencement date (or the date of withdrawal, when the tender offer was withdrawn, etc.). The common shares will be returned by restoring the record of the shares to its state immediately prior to the tender. (If you would like to transfer the record of the Shares, etc. to the account of the tendering shareholders, etc. established in any other financial instruments dealer, please indicate accordingly.)
     With respect to the preferred shares, “Certificate of the Share Registry (kabushiki-toroku-shomeisho)” and “Request for the Change of Name Registered in Shareholders Registration (kabunushi-meibo-meigi-kakikae-seikyusho)” submitted at the time of tendered Shares, etc. will be returned to the tendering shareholder by sending them back to the address of the tendering shareholder, at the direction of the tendering shareholder.
     With respect to the stock acquisition rights, documents submitted at the time of tendering stock acquisition rights will be returned to each tendering shareholders, etc., by providing to, or sending back to the address of, the tendering shareholders, etc., at the direction of the tendering shareholders, etc.
     With respect to the Euro Yen Convertible Bonds Due 2011, documents submitted at the time of tendering the Euro Yen Convertible Bonds Due 2011 will be returned to each tendering shareholders, etc., by providing to, or sending back to the address of, the tendering shareholders, etc., at the direction of the tendering shareholders, etc.
     With respect to the Seventh Series Unsecured Convertible Bonds, debenture bonds of the Seventh Series Unsecured Convertible Bonds will be (i) returned to each tendering shareholders, etc., by providing to, or sending back to, the address of the tendering shareholders, etc., at the direction of the tendering shareholders, etc. or (ii) returned to the condition of the custody at the time of the tender, in the case where the debenture bonds of the Seventh Series Unsecured Convertible Bonds were in custody by the Tender Offer Agent at the time of the tender. The book-entry Convertible Bonds will be returned by restoring the record to its state immediately prior to the tender. (If you would like to transfer the record of the book-entry Convertible Bonds to the account of the tendering shareholders, etc. established in any other financial instruments dealer, please indicate accordingly.)
(9)	Other Conditions and Methods of the Tender Offer
(a)	Conditions set forth in each Item of Article 27-13, Paragraph 4 of the Law
     If the total number of the tendered Shares, etc. in this Tender Offer is less than the minimum number of Shares, etc. to be purchased (143,457,300 shares), none of the tendered Shares, etc. will be purchased. If the total number of the tendered Shares, etc. in this Tender Offer exceeds the minimum number of Shares, etc. to be purchased (143,457,300 shares), all the tendered Shares, etc. will be purchased by the Tender Offerors. Since the Class F Preferred Share Conversion Right is attached to Class F Preferred Share, in determining whether the tendered Shares, etc. meet the minimum number of Shares, etc. to be purchased, the total number of tendered Shares, etc. is calculated by counting one (1) Class F Preferred Share as 10,000 common shares. With respect to the Seventh Stock Acquisition Rights and the Convertible Bonds, total number of tendered Shares, etc. is calculated referencing the number of shares to which the rights will be converted into (for the Seventh Series Stock Acquisition Rights, 100 shares per right; for the Euro Yen Convertible Bonds Due 2011, 340.425 shares per unit; and for the Seventh Series Unsecured Convertible Bonds, 355.012 shares per unit).
(b)	Conditions of withdrawal of the Tender Offer, details thereof and method of disclosure of withdrawal, etc.
     Upon the occurrence of any event listed in Article 14, Paragraph 1, Items 1.1 through 1.9, Items 1.12 through 1.18, Item 2, Items 3.1 through 3.8 and 3.10, Item 4, Item 5 and in Article 14, Paragraph 2, Items 3 through 6 of the Order, the Tender Offerors may withdraw the Tender Offer. Article 14, Paragraph 1, Item 3.10 means the matters fall under either of the followings, as matters equivalent to that listed in Items 3.1 through 3.9 of the same Paragraph:
(i)	the Target Company is found to have made a false statement on material matters or an omission of material fact in statutory disclosure documents submitted in the past; or
(ii)	the fact listed in Article 14, Paragraph 1, Items 3.1 through 3.9 of the Order has occurred to the material subsidiary of the Target Company.
     In the case where, by the day preceding the completion of the Tender Offer Period (as extended) (a) the Target Company has received prior notice of a cease and desist order from the Fair Trade Commission of Japan pursuant to Article 49, Paragraph 5 of the Act on prohibition of Private Monopolization and maintenance of Fair Trade (“Anti Monopoly Act”), (b) the waiting period (Article 10 Paragraph 9 of the Anti Monopoly Act) has not ended or (c) the Target Company has had an urgent temporary suspension order filed against it in a court of law on the grounds that the Target Company is suspected of acting in violation of Article 10, Paragraph 1 of the Anti Monopoly Act, the Tender Offeror may withdraw the Tender Offer on the grounds that the Tender Offerors could not obtain “permits” described in Article 14, Paragraph 1, Item 4 of the Order.
     In the event that the Tender Offeror intends to withdraw the Tender Offer, the Tender Offeror shall give public notice electronically, and then post a notice in The Nihon Keizai Shimbun to the effect that such public notice has been made; provided, however, that, if it is difficult to give such notice by the last day of the Tender Offer Period, the Tender Offeror shall make a public announcement pursuant to Article 20 of the Cabinet Order and give public notice forthwith.
(c)	Conditions for reduction of purchase price, details thereof and method of disclosure of reduction
     Pursuant to Article 27-6, Paragraph 1, Item 1 of the Law, if the Target Company takes any action enumerated in Article 13, Paragraph 1 of the Order during the Tender Offer Period, the Tender Offerors may reduce the purchase price in accordance with the standard provided for in Article 19, Paragraph 1 of the Cabinet Order. In the event that the Tender Offeror intends to reduce the purchase price, the Tender Offeror shall give public notice electronically, and then post a notice in The Nihon Keizai Shimbun to the effect that such public notice has been made; provided, however, that, if it is difficult to give such notice by the last day of the Tender Offer Period, the Tender Offeror shall make a public announcement pursuant to Article 20 of the Cabinet Order and give public notice forthwith. If the purchase price is reduced, the Tender Offeror shall purchase, even for tendered Shares, etc. that were tendered on or prior to such public notice, at the reduced price.
(d)	Matters concerning right of tendering shareholders, etc. to cancel their tender
     Tendering shareholders, etc. may cancel a tender in the Tender Offer at any time during the Tender Offer Period. Tendering shareholders, etc. who wish to cancel their tenders must deliver, or send by mail, a notice stating that such tendering shareholder, etc. is canceling his/her/its tender in the Tender Offer (the “Cancellation Notice”) together with the receipt of tender, to the head office or any branches of the person specified below in Japan (excluding the Tender Offer Agent’s internet exclusive service, NOMURA JOY) that accepted the tender by no later than 3:30 p.m. on the last day of the Tender Offer Period. Please note that the Cancellation Notice, if sent by mail, must arrive no later than 3:30 p.m. on the last day of the Tender Offer Period. If tendering shareholders, etc., wish to cancel any tender made via NOMURA JOY, please conduct the cancellation procedures by the method shown on the website of NOMURA JOY (https://www.nomurajoy.jp/) by no later than 3:30 p.m. on the last day of the Tender Offer Period. No compensation for damages or penalty payments shall be claimed against any tendering shareholders, etc., by the Tender Offeror in the event that the tender by a tendering shareholder, etc., is cancelled. The cost of returning the tendered Shares, etc. shall also be borne by the Tender Offeror.
(e)	Method of disclosure if the terms and conditions, etc., of the Tender Offer are changed
     Should any terms or conditions, etc., of the Tender Offer be changed, the Tender Offeror shall give public notice electronically regarding the details, etc. of such changes, and then post a notice in The Nihon Keizai Shimbun to the effect that such public notice has been made; provided, however, that, if it is difficult to give such notice by the last day of the Tender Offer Period, the Tender Offeror shall make a public announcement pursuant to Article 20 of the Cabinet Order and give public notice forthwith. If any change in the terms and conditions of the Tender Offer is made, the Tender Offeror shall purchase, even for tendered Shares, etc. that were tendered on or prior to such public notice, in accordance with the amended terms and conditions, etc.
(f)	Method of disclosure if amendment registration statement is filed
     If an amendment registration statement is filed with the Director-General of the Kanto Local Finance Bureau, the Tender Offeror shall immediately make a public announcement of the details thereof to the extent relevant to the details of the public notice of the Tender Offer, in accordance with the method set forth in Article 20 of the Cabinet Order. The Tender Offeror shall also immediately amend the tender offer explanatory statement and deliver the amended tender offer explanatory statement to the tendering shareholders, etc., who have already received the tender offer explanatory statement; provided, however, that, if the amendments are not material, the Tender Offeror shall instead prepare a document stating the reason(s) for the amendments, the matters amended and the details of the description after the amendment and deliver said document to the tendering shareholders, etc.
(g)	Method of disclosure of results of the Tender Offer
     The Tender Offeror shall make a public announcement regarding the results of the Tender Offer, in accordance with the methods provided for in Article 9-4 of the Order and Article 30-2 of the Cabinet Order, on the day following the last day of the Tender Offer Period.
(h)	Others
(i)	The distribution of this press release may be restricted pursuant to certain laws in some jurisdiction. Please note that it is required that any person obtaining this press release to understand and observe such restrictions.

(ii)	The applicable provisions of the U.K. Financial Services and Markets Act 2000 must be complied with in respect of any matters in relation to the Tender Offer in, from or otherwise involving the United Kingdom of Great Britain and Northern Ireland (“United Kingdom”). The communication of this press release and other related documents and materials are not being made, and this press release has not been approved, by an authorized person for the purposes of Section 21 of the U.K. Financial Services and Markets Act 2000. Accordingly, this press release and other related documents and materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of this press release and other related documents and materials are being made to, and is directed only at: (a) persons outside the United Kingdom, (b) those persons falling within the definition of “investment professionals” (contained in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Financial Promotion Order”)) or within Article 43 or Article 49 of the Financial Promotion Order, or is otherwise a person to whom the press release may lawfully be communicated in accordance with the Financial Promotion Order or (c) other persons to whom it may lawfully be communicated (such persons collectively referred to as “Qualified Persons”). This press release and other related documents and materials are only available to Qualified Persons and any transaction contemplated herein will be available only to, or engaged in only with Qualified Persons, and the press release must not be acted on or relied on by persons other than Qualified Persons.

(iii)	This press release does not constitute an offer or a solicitation to participate in the Tender Offer of the common shares, share acquisition rights or convertible bonds to which the press release relates in any jurisdiction in or from which it is unlawful to make such offer or solicitation. In such jurisdictions where such offer or solicitation is unlawful, any tender of the common shares, share acquisition rights or convertible bonds in response to the Tender Offer made by their holders shall not be accepted.

(iv)	Upon tendering in the Tender Offer, tendering shareholders, etc. (or, in case of foreign shareholders, etc., their standing proxy in Japan), are deemed to make the following representations and warranties to the Tender Offerors:
i.	the solicitation made to the tendering shareholders, etc., in relation to the Tender Offer is not unlawful under applicable securities laws; and

ii.	the tendering shareholders, etc., is either (a) outside the United Kingdom, (b) falls within the definition of “investment professionals” (defined in Article 19(5) of the Financial Promotion Order) or within Article 43 or 49 of the Financial Promotion Order, or is otherwise a person to whom the press release may lawfully be communicated in accordance with the Financial Promotion Order or (c) is a person to whom the Tender Offer may otherwise be lawfully communicated.
(10)	Date of Public Notice of Commencement of the Tender Offer

March 10, 2011 (Thursday)

(11)	Tender Offer Agent

Nomura Securities Co., Ltd. 9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo
3.      Plan After the Tender Offer and Future Outlook
     For the plan after the Tender Offer, please refer to “1. Objective of the Tender Offer” — “(2) Decision Making Process in Deciding to Undertake the Tender Offer and Management Policy after the Tender Offer”, “(5) The Merger Following the Tender Offer” and “(6) Likelihood of and Reasons for Delisting”.
4.      Others
(1)	Agreements between the Tender Offeror and the Target Company or the Target Company’s directors and Officers, and the Contents Thereof

     According to the Target Company Press Release, the Target Company has carefully considered various terms regarding the Transaction including the Tender Offer. As a result, the Target Company determined that the Transaction, including the Tender Offer, will contribute to maximize the Target Company’s corporate value and its Board of Directors Meeting held on February 24, 2011 passed a resolution approving its position in support of the Tender Offer and the execution of the Merger Agreement and the Integration Agreement. However, the Target Company did not request for a third party appraiser to assess the value of the shares in connection with the purchase price of the common shares of the Target Company in the Tender Offer, thus it has not independently confirmed whether the purchase price in the Tender Offer reflects the fair value of the shares of the Target Company. In addition, according to the Target Company Press Release, since the purchase price is discounted from the market price of the common shares of the Target Company and the Target Company has not independently confirmed the purchase price as described above, the Target Company has decided to withhold its opinion regarding the adequacy of the purchase price in the Tender Offer, and instead, has left the decision whether to offer the Shares, etc. to the judgment of the shareholders, stock acquisition right holders and convertible bond holders.
     SCS and the Target Company have entered into the Merger Agreement and the Integration Agreement dated as of February 24, 2011, in connection with the Merger. Please find more details of the Merger in the press release of SCS and the Target Company dated February 24, 2011, entitled “Notice Regarding Sumisho Computer Systems Corporation and CSK Corporation Entering Into a Merger Agreement”.
(2)	Other Information Deemed to be Necessary for Investors to Determine whether to Tender Their Shares
     Not Applicable.

(Insider Trading Regulations)
In accordance with the provisions of Article 167, Paragraph 3 of the Financial Instruments and Exchange Act and Article 30 of its Enforcement Order, anyone having read this press release is considered a primary recipient of information from the viewpoint of insider trading regulation. The Company accordingly urges you to exercise due care as you may be restricted from purchasing of or conducting of transactions in respect of the shares of the Target Company before 12 hours have passed from the time of the announcement of this press release. If you are held liable under criminal, civil, or administrative laws for making such a prohibited purchase, the Tender Offerors note that they will assume no responsibility whatsoever.
(Restrictions on Solicitation)
This press release is to announce the Tender Offer and has not been prepared for the purpose of soliciting an offer to sell shares. If shareholders wish to sell their shares, they should first read the Tender Offer Explanatory Statement for the Tender Offer and tender their shares for sale at their own discretion. This press release shall neither be, nor constitute a part of, an offer to sell or solicitation thereof, or a solicitation of an offer to purchase, any securities, and neither this press release (or a part thereof) nor its distribution shall be interpreted to be the basis of any agreement in relation to the Tender Offer, and this press release cannot be relied on at the time of concluding any such agreement.
(Prospect)
This press release contains “forward-looking statements,” as defined in Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. Due to known or unknown risks, uncertainties or other factors, actual results may differ materially from any forecasts or other similar statements, indicated, whether explicitly or implicitly, as “forward-looking statements”. Neither the Tender Offerors nor any of their affiliates can ensure that forecasts or other similar statements indicated, whether explicitly or implicitly, as “forward-looking statements” will consequently be correct. The “forward-looking statements” contained in this press release have been prepared based on information available to the Tender Offeror as of the date of this press release, and the Tender Offeror and its affiliates are not under any obligation to update or modify any such “forward-looking statements” to reflect future events or situations, except as may be required by any applicable laws and regulations.
(Other Nations)
There may be some nations or regions which legally restrict the announcement, issuance or distribution of this press release. In such case, you are requested to take notice of those restrictions and comply with the laws and regulations of such nations or regions. In nations or regions which legally restrict the Tender Offer, the receipt by you of this press release or translations of this press release shall not be deemed as an offer to purchase, or a solicitation of an offer to sell, the shares in connection with the Tender Offer, but shall be deemed as the distribution of information for reference purpose only.